EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE                  Contact:  Jack Conlon
July 22, 2002                                    Chief Financial Officer
                                                 (740) 373-3155


                       PEOPLES BANCORP ANNOUNCES INCREASED
                             SECOND QUARTER EARNINGS
      ---------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced net income of $4,585,000 for the second quarter of 2002, up $1,580,000 (or 53%) from $3,005,000 a year ago. Peoples' increased second quarter earnings are due primarily to strong net interest income and higher levels of non-interest revenue, which grew $1,715,000 and $1,363,000, respectively. For the three months ended June 30, diluted earnings per share were $0.57 in 2002 versus $0.37 in 2001. Return on average equity was 18.15% for the second quarter of 2002 compared to 13.46% for the same period last year.
         On a year-to-date basis, net income totaled $9,100,000 in 2002, up
$3,499,000 (or 62%) compared to $5,601,000 in 2001, and earnings per diluted share increased to $1.13 from $0.70 a year ago. For the six months ended June
30, 2002, return on equity improved to 18.37% from 12.81% for the same period last year.
          "We are pleased to report our fifth consecutive quarter of solid earnings growth, even as a sluggish economy continues to challenge the financial services industry," said Robert E. Evans, Peoples' President and CEO. "Our robust second quarter results reflect the success of recent strategic initiatives designed to enhance revenues and increase shareholder value. Our associates will continue to focus on satisfying the needs of Peoples' expanding client base, especially our new clients welcomed in the second quarter in the Guernsey Bank acquisition."
         Late in the second quarter, Peoples completed its acquisition of First
Colony Bancshares, Inc., the holding company of The Guernsey Bank, Federal
Savings Bank based in Cambridge, Ohio. As part of the transaction, Peoples acquired five full-service offices in Ohio's Guernsey and Belmont Counties, involving loans of $67 million and deposits of $97 million. The former Guernsey
Bank offices now operate as sales offices of Peoples Bank. Management expects this acquisition to positively impact Peoples' earnings.
         Net interest income totaled $12,511,000 for the second quarter of 2002, up $1,715,000 (or 16%) compared to $10,796,000 for the second quarter of 2001.
For the quarter ended June 30, 2002, net interest margin was 4.55% versus 4.07% a year ago. On a year-to-date basis, net interest income grew $3,563,000 (or
17%) in 2002, totaling $24,670,000, while net interest margin improved to 4.53% compared to 4.02% a year ago. This improvement in net interest income and margin is the result of Peoples' cost of funds dropping more than its yield on assets.
In the second quarter of 2002, Peoples' average cost of funds was 3.12% compared to 4.71% in the second quarter of 2001, while the average yield on earning assets was 7.30% and 8.19% for the same periods, respectively.
         "Peoples' net interest income and margin continue to benefit from interest rates remaining at their current low levels and our ongoing proactive balance sheet management," said Jack Conlon, Peoples' Chief Financial Officer.
"We know interest rates will eventually increase, which could negatively impact our net interest income. However, we continually work to mitigate the impact of future interest rate changes on Peoples' earnings."
         Non-interest income increased $1,363,000 (or 60%) in the second quarter of 2002 from $2,270,000 a year ago. For the six months ended June 30, 2002, non-interest income totaled $6,916,000, up $2,445,000 (or 55%) versus $4,471,000 for the same period in 2001. Enhanced deposit account service charges and business owned life insurance ("BOLI") income account for $786,000 and $376,000 of the revenue growth, respectively, while increased insurance and investment commissions of $133,000 were also a contributing factor.
         Deposit account service charges totaled $1,675,000 in the second quarter of 2002, up $786,000 (or 88%) compared to last year and on a year-to-date basis, grew $1,345,000 (or 79%) to $3,041,000 from $1,696,000 for the first half of 2001. These improvements are the result of volume increases in overdraft and non-sufficient funds fees attributable to the Overdraft Privilege program and other changes to the assessment of cost recovery fees on deposit accounts introduced in late 2001. Peoples' BOLI generated tax-advantaged income of $376,000 for the three months ended June 30, 2002, and $701,000 through six months of 2002. Peoples had no BOLI income in either period last year due to the timing of the BOLI purchase.
         "The continued growth and diversification of non-interest revenues is vital to minimize the impact of changes in interest rates and economic conditions on earnings," added Conlon. "The acquisition of the five former
Guernsey Bank offices provides additional opportunities to further enhance revenues as we integrate Peoples' non-traditional products and services, such as insurance and investments, and our wide array of traditional banking products with the limited products previously offered to the Guernsey Bank customers. In addition, these markets gave us the opportunity to expand the current customer base and further leverage our investment in technology."
         Insurance and investment commissions totaled $462,000 for the second quarter of 2002 and $986,000 for the first half of 2002, up $133,000 (or 40%) and $277,000 (or 39%) from the same periods a year ago, respectively. Strong annuity sales in the first six months of 2002 have helped to boost Peoples' insurance and investment commissions. In the second quarter of 2002, electronic banking revenues rose $60,000 (or 17%) compared to the previous year, reaching
$414,000. On a year-to-date basis through June 30, 2002, electronic banking revenues were $782,000 versus $676,000 in 2001, an increase of $106,000 (or
16%). Sustained growth of ATM and debit card usage by Peoples' clients accounts for the higher revenues versus last year. Fiduciary fees were $640,000 in the quarter ended June 30, 2002, versus $628,000 a year ago. Through the first six months, fiduciary fees totaled $1,256,000 in 2002 compared to $1,242,000 last year.
         Non-interest expense grew $655,000 (or 8%) in the second quarter, from $8,168,000 a year ago and was up $1,655,000 (or 10%) for the six months ended
June 30, 2002, totaling $17,774,000. Expense growth in 2002 is largely attributable to additional salaries and benefit expenses of $704,000 and increased professional fees of $333,000. In the second half of 2002, management anticipates operating expenses will increase modestly due to the addition of several new associates and offices as part of the First Colony Bancshares acquisition in mid-June 2002.
         For the quarter ended June 30, 2002, salaries and benefits totaled
$4,346,000 compared to $3,642,000 for the same period in 2001, an increase of $704,000 (or 19%). Salaries and benefits grew 22% in the first half of 2002, totaling $8,830,000 versus $7,227,000 for the first six months of 2001. Higher incentive and medical plan expenses, as well as increases in salaries necessary to retain and recruit key personnel, account for the majority of these increases. Professional fees were up $333,000 (or 134%) in the second quarter of 2002, totaling $582,000 compared to $249,000 in 2001's second quarter. On a year-to-date basis through June 30, 2002, professional fees were $883,000 versus
$523,000 a year ago, an increase of $360,000 (or 69%). Professional fees in 2002 were impacted by costs of $165,000 associated with Peoples' implementation of "Free Checking" and "Overdraft Privilege" products, while other initiatives account for the remaining increase.
         The non-interest income leverage ratio, defined as non-interest income as a percentage of operating expenses (excluding intangible amortization), serves as a measurement of efficiency and performance. Through the first six months of 2002, the non-interest leverage ratio improved to 40.7% from 29.9% a year ago, due to strong non-interest revenues and controlled expense growth.
         "The improved non-interest leverage ratio in 2002 reflects our ability to grow revenues without incurring a proportional increase in operating expenses," commented Conlon. "In the second half of 2002, we will continue to capitalize on revenue opportunities through our needs-based selling approach and work towards our long-term goal of 50%."
         At June 30, 2002, loans totaled $862.4 million, up $89.5 million from $772.9 million at year-end 2001. A significant portion of the loan growth is attributable to Peoples acquiring loans of approximately $67 million as part of the First Colony acquisition in late second quarter. Peoples has also experienced modest organic growth in commercial and real estate loan balances during the first half of 2002.
         Peoples' asset quality improved moderately in the second quarter with nonperforming assets comprising 0.57% of total assets at June 30, 2002, down from 0.67% at March 31, 2002. Even with this improvement, nonperforming assets remain above their year-end 2001 level of 0.48% of total assets. Asset quality remains a key focus, as management continues to stress quality rather than growth in response to the current economic conditions. At June 30, 2002, the allowance for loan losses totaled $12.4 million, unchanged since year-end 2001, and is 165% of nonperforming loans versus 158% at March 31, 2002, and 225% at December 31, 2001. Peoples' provision for loan losses was $980,000 for the second quarter of 2002 and $1,841,000 for first six months of 2002, up from $675,000 and $1,350,000 for the same periods a year ago, respectively. The increased provision is based upon management's ongoing evaluation of the adequacy for loan losses and factors affecting probable loan losses, as well as provisions relating to the Overdraft Privilege Program of $230,000 in the second quarter of 2002 and $391,000 on a year-to-date basis through June 30, 2002.
         "Our risk management process includes a review of the entire loan portfolio, which helps us identify problem loans and manage, to the degree possible, the amount of any future loss," stated Conlon. "We remain confident in our loan review programs and feel the current allowance for loan losses is adequate for the overall quality, inherit risk and loan volume concentrations in the loan portfolio. In the third quarter, Peoples' loan loss provision is expected to remain at second quarter levels."
         Net chargeoffs were $983,000 in the second quarter of 2002, up from $549,000 a year ago, with commercial and consumer loans comprising over 90% of Peoples net chargeoffs. For the quarter ended June 30, 2002, commercial and consumer loan net chargeoffs totaled $690,000 and $215,000, respectively, versus
$281,000 and $125,000, respectively, last year. Through six months, net chargeoffs were $1,775,000 in 2002 compared to $1,092,000 in 2001. Commercial loan net chargeoffs totaled $1,139,000 in 2002 and $557,000 in 2001, while consumer loan net chargeoffs were $485,000 and $346,000, for the same periods respectively.
         At June 30, Peoples effective tax rate on a year-to-date basis was 28.0% compared to 30.0% in 2001. The decrease in Peoples' effective tax rate is largely attributable to growth in tax-advantaged investments, while the new goodwill accounting rules have also been a contributing factor.
         "Overall, we are very pleased with the second quarter results," summarized Evans. "In the second half of 2002, we will continue to strengthen existing client relationships and build new relationships with the objective of enhancing Peoples' long-term value for every stakeholder."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.3 billion in assets, offers a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 45 sales offices and 28 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO" and a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples' award winning Internet banking product, at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
------------------------------------
         Peoples will conduct a facilitated conference call to discuss the results of operations for the second quarter of 2002 on July 24, 2002, at 3:00
p.m., local time, with members of Peoples' executive management participating.
The conference call, consisting of brief opening remarks followed by a question and answer period, is open to the public; however, management asks that questions be limited to investment analysts, interested members of the media and shareholders. To participate in the call, please dial (877) 735-0939 approximately five minutes before the scheduled start of the conference call. A complete transcript of the conference call will be placed on peoplesbancorp.com, in the "Investor Relations" section under "Conference Call Transcripts".

Safe Harbor Statement:
----------------------
         Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," and similar expressions are forward-looking statements within the meaning of the
"safe harbor" provisions of the Private Securities Litigation Reform Act of
1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of technological changes, the effect of economic conditions, the impact of competitive products and pricing, and other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the SEC. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements.


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

PEOPLES BANCORP INC.  (Nasdaq:  PEBO)
Financial Highlights (Unaudited)


                                                       ---------------------------------     ---------------------------------
                                                              Three Months Ended                     Six Months Ended
(in $000's, except share data)                                     June 30,                              June 30,
                                                             2002              2001                2002              2001
                                                       ---------------------------------     ---------------------------------
PER SHARE DATA (a)
                             Basic earnings per share:
                     Income before extraordinary gains  $        0.58     $        0.38       $        1.11     $        0.71
                                            Net income  $        0.58     $        0.38       $        1.16     $        0.71
                           Diluted earnings per share:
                     Income before extraordinary gains  $        0.57     $        0.37       $        1.08     $        0.70
                                            Net income  $        0.57     $        0.37       $        1.13     $        0.70
                          Dividends declared per share  $        0.15     $        0.12       $        0.29     $        0.24
Book value per share                                    $       13.30     $       11.30       $       13.30     $       11.30
Tangible book value per share (b)                       $        9.71     $        9.01       $        9.71     $        9.01
         Dividend payout as a percentage of net income         26.19%            32.98%              25.04%            34.24%
Actual shares outstanding (net of treasury shares)          7,878,182         7,921,175           7,878,182         7,921,175
Weighted average shares outstanding:
   Basic                                                    7,873,795         7,951,378           7,857,062         7,927,673
   Diluted                                                  8,102,047         8,068,643           8,045,609         8,039,474

PERFORMANCE RATIOS
Return on average equity                                       18.15%            13.46%              18.37%            12.81%
Return on average assets                                        1.48%             1.03%               1.49%             0.97%
Non-interest income leverage ratio (c)                         43.06%            29.92%              40.67%            29.86%
Efficiency ratio (d)                                           50.97%            56.39%              52.57%            57.36%
Net interest margin (fully tax equivalent)                      4.55%             4.07%               4.53%             4.02%
Net loan chargeoffs as a percentage of average loans            0.12%             0.07%               0.23%             0.15%

NET CHARGEOFFS
Gross chargeoffs                                        $       1,147     $         701       $       2,100     $       1,343
Recoveries                                              $         164     $         152       $         325     $         251
                                                       ---------------   ---------------     ---------------    --------------
     Net chargeoffs                                     $         983     $         549       $       1,775     $       1,092
                                                       ---------------   ---------------     ---------------    --------------

(a) Adjusted for 10% stock dividends issued June 28, 2002 and September 12, 2001
(b) Excludes balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(c) Non-interest income (less securities and asset disposal gains) as a percentage of non-interest expense (less intangible amortization).
(d) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income.

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

             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      -------------------------------      -------------------------------
                                                            Three Months Ended                    Six Months Ended
                                                                 June 30,                             June 30,
(in $000's)                                                 2002             2001               2002              2001
                                                      -------------------------------      -------------------------------
Interest income                                        $     20,312     $     21,992       $      40,627     $     44,112
Interest expense                                              7,801           11,196              15,957           23,005
                                                      --------------    -------------      --------------   --------------
     Net interest income                                     12,511           10,796              24,670           21,107
Provision for loan losses                                       980              675               1,841            1,350
                                                      --------------    -------------      --------------   --------------
Net interest income after provision for loan losses          11,531           10,121              22,829           19,757
Net (loss) gain on securities transactions                        -               (1)                 51                1
Net (loss) gain on asset disposals                               (7)               5                 (14)              25
Net mark-to-market adjustment on interest rate caps               -               42                   -             (131)
Non-interest income:
    Service charges on deposits                               1,675              889               3,041            1,696
    Fiduciary revenues                                          640              628               1,256            1,242
    Insurance and investment commissions                        462              329                 986              709
    Electronic banking revenues                                 414              354                 782              676
    Business owned life insurance                               376                -                 701                -
    Other non-interest income                                    66               70                 150              148
                                                      --------------    -------------      --------------   --------------
        Total non-interest income                             3,633            2,270               6,916            4,471
Non-interest expense:
    Salaries and benefits                                     4,346            3,642               8,830            7,227
    Occupancy and equipment                                     940              962               1,866            1,907
    Trust preferred                                             623              659               1,184            1,311
    Professional fees                                           582              249                 883              523
    Data processing and software                                294              231                 617              478
    Amortization of goodwill                                    274              457                 547              897
    Marketing                                                   150              157                 536              276
    Amortization of other intangible assets                     112              125                 223              251
    Other non-interest expense                                1,502            1,686               3,088            3,249
                                                      --------------    -------------      --------------   --------------
        Total non-interest expense                            8,823            8,168              17,774           16,119
                                                      --------------    -------------      --------------   --------------
Income before income taxes                                    6,334            4,269              12,008            8,004
Income taxes                                                  1,749            1,264               3,318            2,403
                                                      --------------    -------------      --------------   --------------
    Income before extraordinary gains                         4,585            3,005               8,690            5,601
Extraordinary gain on early debt extinguishment,
    net of tax expense of $221                                    -                -                 410                -
                                                      --------------    -------------      --------------   --------------
        Net income                                     $      4,585     $      3,005       $       9,100     $      5,601
                                                      --------------    -------------      --------------   --------------
Fully tax equivalent net interest income               $     12,919     $     11,057       $      25,430     $     21,630


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

              PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                      -------------------------------      -------------------------------
                                                            Three Months Ended                    Six Months Ended
                                                                 June 30,                             June 30,
(in $000's)                                                 2002             2001               2002              2001
                                                      -------------------------------      -------------------------------
CONSOLIDATED AVERAGE BALANCES
Average gross loans                                    $    796,798     $    752,632       $     787,563     $    746,675
Average earning assets                                    1,138,435        1,088,627           1,124,958        1,076,004
Average intangible assets                                    18,552           18,508              17,696           18,313
Average total assets                                      1,238,088        1,165,000           1,222,046        1,151,377
Average non-interest bearing deposits                        97,594           88,119              95,788           86,023
Average interest bearing deposits:
    Savings                                                 108,583           78,417              96,756           77,100
    Interest-bearing demand deposits                        273,528          274,772             275,108          270,693
    Time deposits                                           373,394          374,186             368,702          359,814
                                                      --------------    -------------      --------------   --------------
        Total average interest bearing deposits             755,505          727,375             740,566          707,608
Average stockholders' equity                           $    101,068     $     89,318       $      99,052     $     87,414
                                                      --------------    -------------      --------------   --------------
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
               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION


                                                                     -----------------   -----------------  -----------------
                                                                         June 30,          December 31,         June 30,
                                                                           2002                2001               2001
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO (in $000's, end of period)
Commercial, financial, and agricultural                              $        379,243    $        343,800   $        313,806
Real estate, construction                                                      15,782              14,530             20,683
Real estate, mortgage                                                         345,795             295,944            293,817
Consumer                                                                      121,557             118,582            125,450
                                                                     --------------------------------------------------------
     Total loans                                                     $        862,377    $        772,856   $        753,756

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.44%               1.60%              1.61%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                                    165.3%              225.0%             240.1%
Nonperforming loans as a percent of total loans (a)                             0.87%               0.71%              0.67%
Nonperforming assets as a percent of total assets (b)                           0.57%               0.48%              0.43%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned (b)                                                       0.89%               0.73%              0.68%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                    $            227    $            686   $            466
   Renegotiated loans                                                $          2,864    $            425   $            511
   Nonaccrual loans                                                  $          4,425    $          4,380   $          4,085
   Other real estate owned                                           $            124    $            181   $             32
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          7,640    $          5,672   $          5,094

REGULATORY CAPITAL (in $000's, end of period)
Tier 1 risk-based capital                                                      11.26%              12.86%             12.75%
Total risk-based capital ratio (Tier 1 and Tier 2)                             12.62%              14.21%             14.08%
Leverage ratio                                                                  8.42%               9.18%              8.84%
Tier 1 capital                                                       $        101,451    $        105,065   $        101,336
Total capital (Tier 1 and Tier 2)                                    $        113,704    $        116,114   $        111,871
Total risk-weighted assets                                           $        901,032    $        816,907   $        794,781

SUPPLEMENTAL DATA (in $000's, end of period)
Trust assets under management                                        $        489,641    $        539,487   $        492,877
One year cumulative repricing gap                                    $        (64,122)   $        (11,925)  $        (96,404)
Employees (full-time equivalent)                                                  447                 403                401
Full service offices                                                               39                  34                 34
Supermarket offices                                                                 4                   4                  4
ATMs                                                                               28                  25                 25
Announced treasury share plans: (c)
    Total shares in plan                                                      192,500             151,250            151,250
    Shares purchased (d)                                                        4,756              12,383             63,432
    Average price (d)                                                $          23.39    $          16.03   $          15.76
                                                                     -----------------   -----------------  -----------------

(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans, and nonaccrual loans.
(b) Nonperforming assets include nonperforming loans, and other real estate owned.
(c) 2002 data reflects 2002 Stock Repurchase Program of 192,500 shares
    (or 2.5% of outstanding shares); 2001 data reflects 2001 Stock Repurchase Program of 151,250 shares (or 2% of outstanding shares). All share amounts adjusted for stock dividends.
(d) Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated.

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

       PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                         June 30,             December 31,
                                                                                      2002                   2001
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $        29,817      $        32,838
Available-for-sale investment securities, at estimated fair value (amortized cost of $361,083 and $329,081 at June 30, 2002, and
     December 31, 2001, respectively)                                                   367,406              330,364
Loans, net of unearned interest                                                         862,377              772,856
Allowance for loan losses                                                               (12,423)             (12,357)
                                                                                ----------------     ----------------
     Net loans                                                                          849,954              760,499
Bank premises and equipment, net of accumulated depreciation                             20,337               16,369
Goodwill and other intangible assets                                                     28,259               17,010
Other real estate owned                                                                     124                  181
Other assets                                                                             43,001               36,705
                                                                                ----------------     ----------------
          TOTAL ASSETS                                                          $     1,338,898      $     1,193,966
                                                                                ----------------     ----------------

LIABILITIES
Non-interest bearing deposits                                                   $       109,088      $        96,533
Interest bearing deposits                                                               825,735              717,835
                                                                                ----------------     ----------------
     Total deposits                                                                     934,823              814,368
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                    63,503               56,052
Long-term borrowings                                                                    197,213              192,448
Accrued expenses and other liabilities                                                    9,533                8,188
                                                                                ----------------     ----------------
          TOTAL LIABILITIES                                                           1,205,072            1,071,056

Guaranteed preferred beneficial interests in junior subordinated debentures              29,046               29,056


STOCKHOLDERS' EQUITY
Common stock, no par value (12,000,000 shares authorized, 7,966,071 shares issued at June 30, 2002, and
   7,289,266 shares issued at December 31, 2001)                                         96,819               78,664
Accumulated comprehensive income, net of deferred income taxes                            4,116                  834
Retained earnings                                                                         5,390               17,735
Treasury stock, at cost (87,889 shares at June 30, 2002,
   and 178,344 shares at December 31, 2001)                                              (1,545)              (3,379)
                                                                                ----------------     ----------------
          TOTAL STOCKHOLDERS' EQUITY                                                    104,780               93,854
          TOTAL LIABILITIES, BENEFICIAL INTERESTS, AND
                                                                                ----------------     ----------------
                   STOCKHOLDERS' EQUITY                                         $     1,338,898      $     1,193,966
                                                                                ----------------     ----------------

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